Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

FOR IMMEDIATE RELEASE

AMPHENOL CORPORATION TO ACQUIRE CASCO AUTOMOTIVE GROUP

Wallingford, Connecticut, August 29, 2014. Amphenol Corporation (NYSE:APH) announced today that it has entered into a definitive agreement to acquire the Casco Automotive Group (CASCO), a division of Cap-Con Automotive Technologies Ltd. (Cap-Con) for approximately $450 million (subject to customary closing adjustments).  Cap-Con is owned by a private investment fund managed by The Jordan Company II, L.P. and Cap-Con management.  The sale is subject to certain regulatory approvals and other customary closing conditions and is expected to close prior to year end.

Casco, headquartered in Bridgeport, Connecticut, is a supplier of highly engineered data connectivity, power, charging and sensor products to the worldwide automotive market, with annual sales of approximately $220 million.  Casco has facilities in the Americas, Europe and Asia and employs approximately 1,300 people worldwide.

“We are extremely pleased to announce this agreement to add Casco to the Amphenol family,” said R. Adam Norwitt, Amphenol’s President and CEO. “We believe that Casco’s product offerings are uniquely complementary to our existing offering and represent a significant long-term expansion opportunity driven by the expansion of electronics across a broad set of applications in the automotive market.  We look forward to working in partnership with Casco’s experienced management team to deliver additional high technology solutions to our customers.”

“Consistent with our acquisition strategy and assuming a continuation of current economic conditions, we expect the Casco acquisition to be accretive to earnings per share in the first year post acquisition.”

Amphenol will provide further information regarding the acquisition at its regularly scheduled quarterly earnings call to discuss Third Quarter earnings scheduled for October 22, 2014.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2013, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.